Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 17, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Waste Connections, Inc. on Form 10-K for the year ended December 31, 2021.  We consent to the incorporation by reference of said reports in the Registration Statements of Waste Connections, Inc. on Forms S-8 (Nos. 333-168064, 333-212245, 333-212244, 333-212243 and 333-239554) and Form S-3 (333-259244).

/s/ GRANT THORNTON LLP

Houston, Texas

February 17, 2022